Exhibit 21.1

Subsidiaries of the Registrant

(a) Upon completion of the conversion described in the Plan of Conversion filed with this Registration Statement as Exhibit 2.1, the subsidiaries of the registrant will be as follows:

Subsidiary Name	State of Incorporation or Organization
Randolph Savings Bank	Massachusetts

(b) Upon completion of the conversion described in the Plan of Conversion filed with this Registration Statement as Exhibit 2.1, the subsidiaries of Randolph Savings Bank will be as follows:

Subsidiary Name	State of Incorporation or Organization
Cabot Security Corporation	Massachusetts

Randolph Investment Company, Inc.	Massachusetts

Randolph Investment II Company, Inc.	Massachusetts

Randolph Investment III Company, Inc.	Massachusetts

Randolph Holding RI II, LLC	Rhode Island